Exhibit 99.2

NYSE: WMB

Date: Feb. 18, 2010
Williams Reports 2009 Natural Gas Reserves
•	Total Proved Reserves for 2009 were approximately 4.5 Tcfe

•	Assuming Year- end ‘08 Prices, Total Proved Reserves Up 7%; Reserves Replacement 173%

•	2009 U.S. Drilling Activity F&D $1.53 per Mcfe

•	Proved, Probable, Possible Reserves Up 14%
     TULSA, Okla. — Williams (NYSE: WMB) announced today that its total proved natural gas and oil reserves as of Dec. 31, 2009, were approximately 4.5 trillion cubic feet equivalent (Tcfe) — including international reserves of approximately 0.2 Tcfe.
     Before adjusting for the effects of unusually low 2009 prices, total proved reserves would have been up 7 percent to 4.8 Tcfe with a reserves replacement rate of 173 percent. Using the same adjustment method, U.S. reserves would have also increased 7 percent to approximately 4.6 Tcfe. Approximately 97 percent of total proved reserves are natural gas, with approximately 57 percent proved developed and 43 percent proved undeveloped reflecting a continuation of the increase in the ratio of proved developed to undeveloped.
     Proved, probable, and possible (3P) reserves increased by 14 percent to 14.8 Tcfe from 13.0 Tcfe in 2008.
     The new Securities and Exchange Commission reporting rules require that year-end proved reserve volumes are calculated using an average price for the full-year 2009, rather than the year-end price. This resulted in utilization of a basin price approximately 33 percent lower than the previous year. When applying this average price and other new rules from the SEC, U.S. proved reserves were 4.3 Tcfe.
     The new SEC disclosures rules allow for reserves sensitivity analysis using alternate price and cost criteria. The following table reflects alternate natural gas price scenarios, which are below current forward basin market prices.
2009 Year-End U.S. Proved Reserves

	New SEC Rules	Alternate Price Scenarios
Amounts in billions cubic feet equivalent (Bcfe)		2009 Avg.	Year-end
of natural gas, except where noted.	2009 Avg. price	price + $1.00	2008 Price

Price — Henry Hub/Rockies ($/Mcfe)	$3.87 / $3.07	$4.87 / $4.07	$5.71 / $4.61
Proved Developed	2,387	2,484	2,513
Proved Undeveloped	1,868	2,097	2,119

Total Proved	4,255	4,581	4,632

3 year avg. F&D ($/Mcfe)	$2.89	$2.44	$2.38
     Under the new rules, reserves generally cannot be classified as proved if they will take more than five years to develop according to planned drilling activity and taking into account anticipated proved undeveloped conversion rates for wells drilled. This rule change resulted in reclassification of 496 Bcfe of reserves from proved undeveloped to probable.
     Additionally, the new rules now allow adding undeveloped proved reserves locations that are more than one offset away from currently producing wells where there is reasonable certainty of production. This rule change resulted in the addition of 454 Bcfe of proved reserves.
     Williams added 570 Bcfe through 2009 drilling activity. Williams anticipates developing all year-end 2009 proved reserves within five years.
     In 2009, Williams invested almost $1.3 billion of capital in its exploration and production business. That figure includes $873 million for U.S. development drilling and $305 million in growth acquisitions.

     “The extent of what our team accomplished in 2009 is striking particularly in an environment where we were working with about half the capital of the prior year,” said Ralph Hill, president of Williams’ E&P business.
     “Even with this lower capital level, we added 570 Bcfe of drill bit additions essentially equal to prior years, established our position in the Marcellus Shale, and completed a major acquisition in the Piceance. We drove our costs down sharply and our drilling investments continued to deliver strong returns on capital even with lower prices. ”
     As predicted by the company, the Rockies basis differential has narrowed. The differential was less than 30 cents per million British thermal unit (MMBtu) by year end 2009. The company believes that more than sufficient capacity and optionality currently exists for Rockies gas to move to a variety of attractive markets. And with planned additional pipeline capacity under construction, the company believes the Rockies basis will continue to be in a similar narrow range for the majority of the decade. The current market exemplifies this with a basis range between 40-50 cents per MMBtu through 2016.
     In 2009, Williams participated in 882 gross wells in the United States, achieving a drilling success rate of 99 percent, and increased production by 8 percent.
     Before adjusting for the effects of 2009 natural gas prices, the company’s three-year average proved U.S. finding and development (F&D) cost was $2.38 per thousand cubic feet equivalent (Mcfe), down from $2.57 per Mcfe in 2008. The three year average F&D cost for reserves adds from drilling activity was $2.06 per Mcfe. For year 2009 alone, Williams’ F&D cost was $1.69 per Mcfe. The 2009 cost from drilling activity was $1.53 per Mcfe.
     International proved reserves for year-end 2009 increased 26 percent from the prior year of approximately 26 million barrels of oil equivalent to approximately 33 million barrels of oil equivalent, or approximately 0.2 Tcfe of natural gas.
     Williams’ exploration and production business primarily develops natural gas reserves in the Piceance, Powder River, San Juan, Fort Worth and Marcellus Shale/Appalachia basins in the U.S.
     Approximately 99 percent of Williams’ year-end 2009 U.S. proved reserves estimates were audited by Netherland, Sewell & Associates, Inc. Their judgment determined Williams’ estimates are, in the aggregate, reasonable and have been prepared in accordance with generally accepted petroleum engineering and evaluation principles.
     Approximately 93 percent of proved reserves estimates for international properties were reviewed and certified by Ralph E. Davis and Associates, with approximately 7 percent reviewed and certified by RPS Energy.
     Proved reserves are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under assumed economic conditions.
Proved Reserves Reconciliation
Amounts in billion cubic feet equivalent of natural gas

U.S. proved reserves Dec. 31, 2008	4,339
Acquisitions	159
Wellhead production	(435)
Effect of new SEC rules:
Price revisions	(336)
5-year limit	(496)
PUDs more than 1 offset away	454
Other additions/revisions	570

U.S. proved reserves Dec. 31, 2009 (SEC)	4,255

U.S. proved reserves Dec. 31, 2009 using year-end 2008 prices	4,632
International reserves	197

Total Dec. 31, 2009 proved reserves	4,829

About Williams (NYSE: WMB)
Williams is an integrated natural gas company focused on exploration and production, midstream gathering and processing, and interstate natural gas transportation primarily in the Rocky Mountains, Gulf Coast, Pacific Northwest, Eastern Seaboard and the Marcellus Shale in Pennsylvania. Most of the company’s interstate gas pipeline and midstream assets are held through its 84-percent ownership interest (including the general-partner interest) in Williams Partners L.P. (NYSE: WPZ), a leading diversified master limited partnership. More information is available at www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds Williams (media relations) (918) 573-3332

Richard George Williams (investor relations) (918) 573-3679
# # #
Our reports, filings, and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:
•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Estimates of proved gas and oil reserves;

•	Reserve potential;

•	Development drilling potential;

•	Cash flow from operations or results of operations;

•	Seasonality of certain business segments; and

•	Natural gas and natural gas liquids prices and demand.
Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this report. Many of the factors that could adversely affect our business, results of operations and financial condition are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:
•	Availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future natural gas reserves), market demand, volatility of prices, and the availability and cost of capital;

•	Inflation, interest rates, fluctuation in foreign exchange, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	The strength and financial resources of our competitors;

•	Development of alternative energy sources;

•	The impact of operational and development hazards;

•	Costs of, changes in, or the results of laws, government regulations (including proposed climate change legislation), environmental liabilities, litigation, and rate proceedings;

•	Our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of our customers;

•	Risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of credit;

•	Risks associated with future weather conditions;

•	Acts of terrorism; and

•	Additional risks described in our filings with the Securities and Exchange Commission (“SEC”).
Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.
In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this report. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.
Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the SEC on Feb. 25, 2009, and our quarterly reports on Form 10-Q available from our offices or from our website at www.williams.com.
The SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, under existing economic condition, operating methods , and governmental regulations. Beginning with year-end reserves for 2009, the SEC permits the optional disclosure of probable and possible reserves. We have elected to use in this presentation, but not in our Annual Report on Form 10-K, “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” Williams has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s latest reserve reporting guidelines. Investors are urged to consider closely the disclosure in Williams’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008, available from Williams at One Williams Center, Tulsa, OK 74172 (Attn: Investor Relations). You can also obtain this report from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.
The SEC’s rules prohibit us from including in filings with the SEC estimates of resources. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves and (ii) other areas to take into account the low level of certainty of recovery of the resources. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.